Exhibit 99.1
AT THE COMPANY:
Investor Relations
E-mail: invrel@elcom.com
FOR IMMEDIATE RELEASE
ELCOM INTERNATIONAL, INC. REPORTS
THIRD QUARTER 2005 OPERATING RESULTS
NORWOOD, MA, November 9, 2005 — Elcom International, Inc. (OTCBB: ELCO and AIM: ELC and ELCS), today announced operating results for its third quarter ended September 30, 2005.
Financial Summary Table (Unaudited)
(in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenues	$547	$667	$1,924	$2,974
Gross profit	436	607	1,585	2,777
Operating loss	(1,050)	(1,053)	(3,010)	(2,143)

Net loss	$(1,115)	$(1,106)	$(3,209)	$(2,351)

Basic and diluted net loss per share	$(0.02)	$(0.02)	$(0.05)	$(0.05)

Basic and diluted weighted average common shares outstanding	61,282	61,282	61,282	49,557

The above table, the following description and the condensed consolidated financial statements should be read in conjunction with the Risk Factors and other information contained in the Company’s Forms 10-QSB for the periods ended March 31, June 30 and September 30, 2005 (to be filed in the next several days) and 2004 Annual Report on Form 10-K, as amended.
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10 Oceana Way — Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540

Elcom International, Inc. Reports Third Quarter 2005 Operating Results

     Net revenues for the quarter ended September 30, 2005 decreased to $547,000 from $667,000 in the same period of 2004, a decrease of $120,000, or 18%. Professional services revenue decreased by $153,000 primarily due a decrease in customer “go lives” on the eProcurement Scotland program, where three customers went live in the 2004 period, while no customers went live in the 2005 quarter. Elcom anticipates that two or three eProcurement Scotland customers will go live in the fourth quarter of 2005. License, hosting and other fees increased primarily as a result of the Company’s larger customer base in the 2005 quarter, versus the 2004 period. License, hosting and other fees include license fees, hosting fees, supplier fees, usage fees, and maintenance fees. Professional services revenue includes implementation fees, integration fees and other professional services.
     Gross profit for the quarter ended September 30, 2005 decreased 28% to $436,000 from $607,000 in the comparable 2004 quarterly period, reflecting the decreased revenues recorded in the third quarter of 2005, as well as the increased costs of certain ongoing implementations.
     Selling, general and administrative expenses (“S,G&A”) for the quarter ended September 30, 2005 were $1,317,000 compared to $1,564,000 in the third quarter 2004, a decrease of $247,000 or 16%. Throughout 2003, the Company implemented cost containment measures designed to better align its S,G&A expenses with lower than anticipated revenues. Those measures included personnel reductions throughout most functional and corporate areas. In general, these reductions have remained in place throughout 2004 and to-date in 2005. In March 2004, the Company began hiring several staff in the U.K. and U.S. (support services) in order to service the expanding demand in the municipal market in the U.K., although the Company’s headcount (full and part-time) has decreased by two, from 38 at March 31, 2004 to 36 at September 30, 2005. Moreover, due to a change in the mix of personnel, as well as the $73,000 increase in the third quarter of 2005 in research and development expense and the $51,000 increase in cost of revenues (both of which are generally comprised of allocated personnel costs) over the 2004 quarter, the personnel expenses in S,G&A decreased approximately $248,000 from the September 2004 quarter to the September 2005 quarter. S,G&A in the third quarter of 2005 also reflects increases in certain facility related costs, reflecting the impact of inflation, and a net reduction in legal and public company expenses, as well as a reduction in depreciation and amortization expense of $84,000, as various Company assets have been fully depreciated/amortized.
     Research and development expense for the quarters ended September 30, 2005 and 2004 were $169,000 and $96,000, respectively. The increase in research and development expense in the third quarter of 2005 compared to the third quarter of 2004 was due primarily to ongoing work, begun in late 2004, associated with various enhancements to improve the data interchange, settlement work flow, user definable fields, porting system capabilities, enhanced inbound interfaces, and reporting system capabilities of the Company’s PECOS technology.
     The Company reported an operating loss of $1,050,000 for the quarter ended September 30, 2005 compared to a loss of $1,053,000 reported in the comparable quarter of 2004, which was essentially unchanged, reflecting the net impact of the decrease in net revenues from the 2004 period, which was offset by a similar decrease in operating expenses in the 2005 quarter, versus the 2004 quarter.
     Net revenues for the nine months ended September 30, 2005 decreased to $1,924,000 from $2,974,000 in the same period of 2004, a decrease of $1,050,000, or 35%. License, hosting and other fees decreased in the first nine months of 2005 versus the same period of 2004 primarily due to recording the fourth and final lump sum license payment from Capgemini of $1,142,000 which was earned upon signing the thirteenth customer of the eProcurement Scotland program in the first quarter of 2004 (this license fee
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10 Oceana Way — Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540

Elcom International, Inc. Reports Third Quarter 2005 Operating Results

is non-recurring). License, hosting and other fees include license fees, hosting fees, supplier fees, usage fees, and maintenance fees. Professional services fees decreased by $118,000, from $558,000 in 2004 to $440,000 in 2005, primarily due to a decrease in customer “go lives” on the eProcurement Scotland program, where seven customers went live in the 2004 period, while only three customers went live in the 2005 period. Professional services revenue includes implementation fees, integration fees and other professional services.
     Gross profit for the nine months ended September 30, 2005 decreased to $1,585,000 from $2,777,000 in the comparable 2004 nine-month period, a decrease of $1,192,000. This decrease is primarily a result of the much higher level of one-time license, hosting and other fees revenue recorded in the first nine months of 2004 versus revenues recorded in the first nine months of 2005.
     S,G&A for the nine months ended September 30, 2005 was $4,085,000 compared to $4,702,000 in the first nine months of 2004, a decrease of $617,000 or 13%. Throughout the first three quarters of 2003, the Company implemented cost containment measures designed to better align its S,G&A expenses with lower than anticipated revenues. Those measures included personnel reductions throughout most functional and corporate areas. In general, these reductions have remained in place throughout 2004 and to-date in 2005. In March 2004, the Company began hiring several staff in the U.K. and U.S. (support services) in order to service the expanding demand in the municipal market in the U.K. Overall, the Company’s headcount has remained relatively stable between 2004 and 2005, however, due to a change in the mix of personnel, as well as the $292,000 increase in research and development expense and the $142,000 increase in cost of revenues (both of which are generally comprised of allocated personnel costs) in the first nine months of 2005 over the first nine months of 2004, the personnel expenses in S,G&A decreased approximately $698,000 from the first nine months of 2004 compared to the same period of 2005. S,G&A in the first nine months of 2005 also reflects a $236,000 reduction in depreciation and amortization expense versus the first nine months of 2004, as various Company assets have been fully depreciated/amortized. These decreases are partially offset by increases in certain facility related costs, reflecting the impact of inflation, as well as the comparative effect of one-time, non-recurring credits negotiated with two service providers totaling $192,000 recorded in the first nine months of 2004.
     Research and development expense for the nine months ended September 30, 2005 and 2004 was $510,000 and $218,000, respectively. The increase in expense in the first nine months of 2005 compared to the first nine months of 2004 was due primarily to ongoing work, begun in late 2004, associated with various enhancements to improve the data interchange, settlement work flow, user definable fields, porting system capabilities, enhanced inbound interfaces, and reporting system capabilities of the Company’s PECOS technology.
     The Company reported an operating loss of $3,010,000 for the nine months ended September 30, 2005 compared to a loss of $2,143,000 reported in the comparable nine months of 2004, an increase of $867,000 in the reported loss. This larger operating loss in the first nine months of 2005 compared to the first nine months of 2004 was primarily due to the one-time increase in license, hosting and other fees revenue recorded in the first quarter of 2004, as described above.
Robert J. Crowell, Elcom International, Inc.’s Chairman and CEO said, “Elcom filed a Form-8K with the SEC on August 18, 2005 describing Elcom’s signing of a material contract as a subcontractor to PA Shared Services Limited, a subsidiary of PA Consulting Group UK plc, to implement our PECOS and associated systems as part of an eMarketplace to be built and offered to public sector entities in the U.K. Even with quarterly revenues lower than last year’s quarter, this contract, in conjunction with two major
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Elcom International, Inc. Reports Third Quarter 2005 Operating Results

initiatives in the U.S. now in the pilot stage, combined with our existing customer base, have placed Elcom in an excellent position to build market awareness and revenues in the future.”
Mr. Crowell continued, “As disclosed in our SEC filings, Elcom has been the recipient of loans from myself and the Vice Chairman which, combined with much larger amounts periodically advanced from non-U.S. investor(s), have allowed Elcom to operate with cash levels to operate and deploy additional resources towards our new contract in the U.K. and our other initiatives. We expect some of these loans to be a part of our anticipated strategic funding, which while overdue for completion, continues to be expected in the near future. Once accomplished, Elcom will be unique in its market positioning and most importantly, ready to take advantage of that positioning. I am more excited by far about Elcom’s future than last year.”
Additional general information can be found at the following information address/URL: ‘http://europa.eu.int/idabc/en/document/4986/194’ The Company does not endorse or confirm any specific information in these articles as they have been published by the IDABC European Government Services of the European Commission.
Factors Affecting Future Performance
     A significant portion of the Company’s revenues are from license and associated fees received from Capgemini UK plc (“Capgemini”) under a back-to-back contract between Elcom and Capgemini which essentially mirrors the primary agreement between Capgemini and the Scottish Executive, executed in November 2001. Future revenue under this arrangement is contingent on the following significant factors: the rate of adoption of the Company’s ePurchasing solution by public entities associated with the Scottish Executive; renewal by existing public entity clients of their rights to use the ePurchasing solution; the procurement of additional services from the Company by public entities associated with the Scottish Executive; Capgemini’s relationship with the Scottish Executive; and their compliance with the terms and conditions of their agreement with the Scottish Executive and the ability of the Company to perform under its agreement with Capgemini.
     In addition, the Company intends to commit incremental resources to provide the eProcurement and eMarketplace components of the Zanzibar eMarketplace for public sector organizations in the U.K. under its agreements with PA Consulting Group UK Plc and its wholly-owned subsidiary, PA Shared Services Ltd. (“PASSL”). Future revenue under this arrangement is contingent primarily on the timing and rate of adoption by U.K. Public Entities of the Zanzibar eMarketplace, as well as the timing and level of costs incurred to develop the required infrastructure to support the architecture of the Zanzibar eMarketplace (which is not expected to reach stage 1 completion until the first quarter of 2006), and the ability of the consortium, as a whole, to operate on a profitable basis.
     If further business fails to develop under the Capgemini agreement or the U.S. Initiatives or if the Zanzibar eMarketplace does not attract a profitable level of clients, or if the Company is unable to perform under any of these agreements, it would have a material adverse affect on the Company’s future financial results. In November of 2005, the Company intends to obtain additional capital via the issuance and sale of common shares solely to non-U.S. investors in an offshore transaction pursuant to Regulation S and to list any such shares on the AIM Exchange, which, if consummated as anticipated, is expected to result in substantial dilution to its stockholders. The Company expects to raise approximately 3.0 million pounds sterling (approximately $5.3 million) in this offering at a substantial discount to the current market price of its common stock on the Over The Counter Bulletin Board. Failure to consummate this expected AIM
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10 Oceana Way — Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540

Elcom International, Inc. Reports Third Quarter 2005 Operating Results

Exchange offering or other near-term financing, such as additional bridge loans or customer advances, would likely force the Company to curtail operations and/or seek protection under bankruptcy laws in November of 2005. The foregoing does not constitute an offer to sell or the solicitation of an offer to buy shares of the Company’s common stock.
STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
     Except for the historical information contained herein, the matters discussed in this press release could include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the Company’s objectives, plans and strategies set forth herein and those preceded by or that include the words “believes,” “expects,” “targets,” “intends,” “anticipates,” “plans,” or similar expressions, are forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that the Company’s expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company’s future results to differ materially from those anticipated, including: (i) the necessity of the Company to raise additional short-term working capital to fund operations during November of 2005 and longer-term strategic funding and the availability of any such funding to the Company, particularly in light of the audit opinion from the Company’s independent accountants in the Company’s 2004 Annual Report on Form 10-KSB, as amended; and the Company’s $187,000 balance of cash and cash equivalents at September 30, 2005 and its history of ongoing operating losses; (ii) the ability of the Company to perform under its contracts with Capgemini and PASSL, given its financial position; (iii) the overall marketplace and client’s acceptance and usage of eCommerce software systems, eProcurement and eMarketplace solutions including demand therefor by both Scottish and U.K. public entities, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses and revenue growth; and (iv) the consequent results of operations given the aforementioned factors; and; (v) other risks detailed from time to time in the Company’s Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and in its other SEC reports and statements. In the event the Company is unable to raise additional short-term working capital from loans or by the sale of assets or by other means, including the expected sale of common stock on the AIM Exchange (in London), during November 2005, the Company will be forced to curtail operations and/or seek protection under U.S. bankruptcy laws. The Company assumes no obligation to update any of the information contained or referenced in this press release.
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10 Oceana Way — Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540

Elcom International, Inc. Reports Third Quarter 2005 Operating Results

The financial data set forth below should be read in conjunction with the Consolidated Financial Statements and other disclosures contained in the Company’s 2004 Annual Report on Form 10-K, as amended and Forms 10-QSB for the periods ended March 31, June 30, and September 30, 2005, which the Company plans to file in the next several days.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net Revenues
License, hosting and other fees	$505	$472	$1,484	$2,416
Professional services	42	195	440	558

Total net revenues	547	667	1,924	2,974

Cost of revenues	111	60	339	197

Gross profit	436	607	1,585	2,777

Operating Expenses:
Selling, general and administrative	1,317	1,564	4,085	4,702
Research and development	169	96	510	218

Total operating expenses	1,486	1,660	4,595	4,920

Operating loss	(1,050)	(1,053)	(3,010)	(2,143)

Interest and other income (expense), net	6	7	6	(18)
Interest expense	(71)	(60)	(205)	(190)

Net loss before taxes	(1,115)	(1,106)	(3,209)	(2,351)

Income taxes	—	—	—	—

Net loss	(1,115)	(1,106)	(3,209)	(2,351)

Foreign currency exchange adjustment, net of tax	14	20	39	25

Comprehensive loss	$(1,101)	$(1,086)	$(3,170)	$(2,326)

Basic and diluted net loss per share	$(0.02)	$(0.02)	$(0.05)	$(0.05)

Weighted average number of basic and diluted shares outstanding	61,282	61,282	61,282	49,557

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10 Oceana Way — Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540

Elcom International, Inc. Reports Third Quarter 2005 Operating Results

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$187	$390
Accounts receivable, net	197	307
Prepaids and other current assets	183	53

Total current assets	567	750

PROPERTY, EQUIPMENT AND SOFTWARE, NET	758	1,019
OTHER ASSETS	31	10
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS	49	48

	$1,405	$1,827

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Loans payable	$936	$—
Other current liabilities	5,266	3,429
Current liabilities of discontinued operations	310	303

Total current liabilities	$6,512	$3,732

Long term liabilities	459	573
Convertible debentures, net of discount	444	362

Total liabilities	7,415	4,667

TOTAL STOCKHOLDERS’ DEFICIT	(6,010)	(2,840)

	$1,405	$1,827

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10 Oceana Way — Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540